Exhibit 10.30

800.914.1220
DISCOVERORG.COM
805 BROADWAY, SUITE 900
VANCOUVER, WA 98660

February 1, 2019

VIA EMAIL

Nir Keren
Tel Aviv, Israel

Dear Nir,

On behalf of DiscoverOrg, I am pleased to extend you an offer to join us as Chief Technology Officer. We believe you will be a valuable addition and are confident that DiscoverOrg will present a challenging and rewarding opportunity. This letter formally presents the specifics of our offer of employment, which you should read and carefully consider.

As CTO, you will report to the company’s President, Katie Bullard, and you will be responsible for all of the duties typically incident to that position and those that may be designated from time to time by Ms. Bullard or the company’s CEO. Your annual salary will be $350,000, which will be paid according to the Company’s standard payroll schedule. You will be entitled to a one-time bonus of $100,000 after one year of service commencing February 1, 2019, and an additional one-time bonus of $100,000 after two years of service. In addition, you may earn a performance bonus of up to $150,000 based upon successful completion of measurable business objectives. If your employment is terminated without cause, provided you first execute a release of claims in favor of the company and its affiliates and personnel in a form reasonably acceptable to the company, you will be paid a severance equal to one half of your annual salary in effect at the time of such termination and, if such termination occurs prior to February 1, 2021, a pro-rated amount of any unpaid retention bonus. For example, if you are terminated without cause on August 1, 2019, you would receive the severance plus $50,000; if you are terminated without cause on August 1, 2020, you would receive the severance plus $50,000, as you would have already been paid the first retention bonus of $100,000 on February 1, 2020.

In addition, subject to approval by the Company’s board of directors and due execution of the appropriate agreements, we also anticipate that you will be granted profits interests in DiscoverOrg (or comparable phantom equity), representing 40 basis points in the combined company and struck at the then-current fair market value. These interests would vest 50% on the 2-year anniversary of the closing and 1/24th each month thereafter for the subsequent two years. If there is an IPO or liquidity event sooner than 2 years from February 1, 2019, the vesting will accelerate, and will otherwise be subject to double trigger acceleration.

As you know, the options that you held in Zoom Information, Inc. (“Zoom”) that remain unvested at the time of closing of its acquisition by DiscoverOrg are being converted into a right to cash payments that will be made as those unvested shares would have vested under the Zoom plan. Those payments will be subject to the same acceleration as under the Zoom plan (double trigger acceleration), and the terms will be set forth in an appropriate agreement to be executed by you.

This offer is subject to due execution of an updated agreement setting forth these and additional customary terms and conditions of your employment, between you and Zoominfo Israel LTD or another DiscoverOrg affiliate, as appropriate.

We hope that you will accept our offer on these terms, which can be modified only in writing signed by the CEO and which supersede any prior representations or agreements, whether written or oral. We know how important it is that you understand these aspects of employment at DiscoverOrg before you make a decision to join us. To indicate your agreement in principle to the offer outlined herein, please return one original signed copy of this letter to me at your earliest convenience, but no later than February 1, 2019.

Please contact me if you have any questions whatsoever about this letter or your employment. We are looking forward to you joining us as a member of the DiscoverOrg team.

Sincerely,                                             Agreed and Accepted:

/s/ Henry L. Schuck
                                /s/ Nir Keren
Henry L. Schuck                                          Nir Keren
CEO
DiscoverOrg Data, LLC